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                       September 1, 2023

       Ann Peng
       Interim Chief Executive Officer
       Universal Global Hub Inc.
       6141 186th Street, Suite 688
       Fresh Meadows, NY 11365

                                                        Re: Universal Global
Hub Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed April 14,
2023
                                                            File No. 000-54758

       Dear Ann Peng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction